MORGAN STANLEY
                                                                 SPECTRUM SERIES


        August 2006
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006.

                                                      Issued: September 29, 2006

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
                1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001   2002  2003  2004   2005  2006  RETURN      RETURN
FUND              %     %     %     %     %     %     %     %     %     %     %      %     %     %     %     %      %           %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Currency ...   --    --    --    --    --    --    --    --    --   11.7  11.1   12.2  12.4  (8.0) (18.3) (7.7)   8.7         1.4
                                                                    (6 mos.)                              (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ...   --    --    --   (1.7)  22.8  (3.6) 18.2  16.4  0.8   0.9  (0.3) (10.1)  6.2  (5.6)   4.2   1.4   54.5         3.7
                                (2 mos.)                                                                  (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Select ...   31.2 (14.4)  41.6  (5.1)  23.6   5.3   6.2  14.2 (7.6)  7.1   1.7   15.4   9.6  (4.7)  (5.0)  3.2   183.2        7.1
              (5 mos.)                                                                                     (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Strategic ...  --    --    --    0.1   10.5  (3.5)  0.4   7.8 37.2 (33.1) (0.6)   9.4  24.0   1.7   (2.6) 11.9    58.7        4.0
                                (2 mos.)                                                                  (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Technical ...  --    --    --   (2.2)  17.6  18.3   7.5  10.2 (7.5)  7.8  (7.2)  23.3  23.0   4.4   (5.4)  2.1   128.4        7.2
                                 (2 mos.)                                                                  (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
AUGUST 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of August 31, 2006 was as follows:

FUND                             N.A.V.               % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                $10.87                       6.47%
--------------------------------------------------------------------------------
Spectrum Global Balanced         $15.45                       2.62%
--------------------------------------------------------------------------------
Spectrum Select                  $28.32                      -0.10%
--------------------------------------------------------------------------------
Spectrum Strategic               $15.87                      -1.62%
--------------------------------------------------------------------------------
Spectrum Technical               $22.84                      -0.77%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   LIMITED PARTNERS OF MORGAN STANLEY SPECTRUM SELECT L.P. ("SPECTRUM SELECT") ARE ADVISED THAT EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY MANAGEMENT FEE PAYABLE TO RABAR MARKET RESEARCH, INC. ("RABAR") AND EMC CAPITAL MANAGEMENT, INC. ("EMC") WILL BE REDUCED FROM 1/4 OF 1% (A 3% ANNUAL RATE) TO 5/24 OF 1% (A 2.5% ANNUAL RATE). ALSO, EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY INCENTIVE FEE PAYABLE TO RABAR AND EMC WILL BE INCREASED FROM 15% TO 17.5% OF THE TRADING PROFITS EXPERIENCED WITH RESPECT TO THE NET ASSETS ALLOCATED TO EMC AND RABAR AS OF THE END OF EACH CALENDAR MONTH.

   LIMITED PARTNERS OF SPECTRUM SELECT ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS OF LIMITED PARTNERSHIP INTERESTS (THE "UNITS") ON A MONTHLY BASIS, AND THAT LIMITED PARTNERS OWNING
MORE THAN 50% OF THE OUTSTANDING UNITS OF SPECTRUM SELECT MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE PARTNERSHIP, AS MORE FULLY SET FORTH IN
SECTION 15(C) OF THE LIMITED PARTNERSHIP AGREEMENT ON PAGE A-21 OF THE SPECTRUM SERIES PROSPECTUS. IF LIMITED PARTNERS OF SPECTRUM SELECT CHOOSE TO REDEEM THEIR UNITS, THERE WILL BE NO MINIMUM HOLDING PERIOD REQUIREMENT OR REDEMPTION CHARGE FOR THE OCTOBER 31, 2006 CLOSING.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis

Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED        YTD ENDED
                                     AUGUST 31, 2006   AUGUST 31, 2006
                                     ---------------   ---------------
                 Australian dollar        -0.14             -1.35
                 British pound             2.26              3.69
                 Euro                      0.04              1.02
                 Japanese yen              5.29             -4.45
                 Swiss franc               0.14             -4.05
                 Minor Currencies         -0.94             -0.61

     Note: Reflects trading results only and does not include fees or interest income.

           Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund experienced gains from short positions in the Japanese yen against the U.S. dollar, as well as long positions in the British pound versus the U.S. dollar. These gains were slightly offset by losses from long positions in the U.S. dollar relative to the Norwegian krone, as well as both long and short positions in the South African rand versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Gains were recorded from short Japanese yen positions against the U.S. dollar as the value of the Japanese yen moved lower against other foreign currencies after the Japanese Consumer Price Index for July came in lower-than-expected and was revised down for the previous months. As such, this weaker-than-expected inflation data diminished concerns of another interest rate hike by the Bank of Japan this year. Elsewhere in the currency sector, gains were experienced from long positions in the British pound versus the U.S dollar as the British pound strengthened after the Bank of England unexpectedly lifted its key interest rate to 4.75%. The value of the British pound was also pressured higher after data from the United Kingdom,s Office for National Statistics showed real Gross Domestic Product increased 2.6% in the second quarter, the highest increase in two years.

Losses were incurred from long positions in the U.S. dollar against the South African rand and Norwegian krone as the U.S. dollar weakened following the U.S. Federal Reserve,s decision to hold interest rates steady, the first pause in the U.S. Federal Reserve,s interest rate tightening campaign in over two years. The U.S. dollar continued to move lower during the first half of the month as economic reports showed slowing inflation and diminished expectations for further interest rate hikes by the U.S. Federal Reserve. Additional losses were incurred from newly established long positions in the South African rand against the U.S. dollar as the value of the South African rand weakened during the latter half of the month following data showing the country,s July trade deficit widened more-than-expected.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED        YTD ENDED
                                     AUGUST 31, 2006   AUGUST 31, 2006
                                     ---------------   ---------------
                 Currencies               -0.28             -0.55
                 Interest Rates            1.95              0.13
                 Stock Indices             0.34              2.34
                 Energies                 -0.32             -1.14
                 Metals                    0.26              1.47
                 Agriculturals             0.64             -0.99

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global interest rate, agricultural, global stock index, and metals sectors. These gains were partially offset by losses recorded in the energy and currency sector.

Within the global interest rate sector, long positions in U.S., Japanese, and German fixed-income futures experienced gains as prices increased during the month on higher demand amid concerns of a slowing global economy and news that Iran will continue its nuclear research program. U.S. interest rate futures prices were also pressured higher by government reports showing weaker-than-expected U.S. economic data and soft inflation data, thereby boosting expectations that the U.S. Federal Reserve will hold interest rates steady at its next policy meeting. Additionally, Japanese fixed-income futures prices also climbed higher on weak economic data and reduced speculation of another interest rate hike by the Bank of Japan in the near-future, while German fixed-income futures prices rose after consumer prices in the Euro-Zone fell for the first time in five months and the "ZEW" report showed investor confidence in Germany fell to its lowest level since June 2001.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Gains were recorded in the agriculture complex from short positions in soybean futures as prices ended the month lower on decreasing demand and slow export sales, as well as above-average crop ratings. Elsewhere in the agricultural complex, long positions in coffee futures experienced gains as prices increased during the month, hitting seven-year highs, on concerns of tight supplies amid speculation of lower production from Vietnam, the world,s second largest producer. Additional gains were experienced from long positions in live cattle futures as prices moved higher on strong demand after data from the U.S. Department of Agriculture showed domestic beef exports at its highest level since December 2003. Higher prices were also supported by supply concerns as hot weather in the U.S. continued to take a toll on the livestock population.

Additional gains were experienced within the global stock index and metals sectors. In the global stock index sector, long positions in U.S., European, and Japanese equity index futures recorded gains as prices moved higher after tamer-than-expected inflation data lifted hopes that the U.S. Federal Reserve has stopped raising interest rates. Prices for European equity index futures also moved higher after government reports showed the Euro-Zone economy in the second quarter expanded at its fastest pace in five years and Germany's Consumer Price Index increased in line with expectations. Additionally, Japanese equity index futures prices rose on higher-than-expected private-sector machinery orders. Within the metals sector, long positions in nickel futures experienced gains as prices hit record highs during the month on strong demand from China and inadequate inventories. Additionally, prices moved higher on news of a labor strike at a Canadian nickel mine.

Losses were incurred in the energy and currency sectors. Within the energy sector, losses were incurred from long positions in natural gas futures as prices fell to a six-week low on an overabundance in supply. Within the currency sector, losses were recorded from long positions in the South African rand against the U.S. dollar as the value of the South African rand weakened following data showing the country,s July trade deficit widened more-than-expected. Additional losses were recorded from short positions in the Australian dollar versus the euro as the Australian dollar moved higher on expectations that the Reserve Bank of Australia will raise interest rates in the near-future.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED        YTD ENDED
                                     AUGUST 31, 2006   AUGUST 31, 2006
                                     ---------------   ---------------
                 Currencies                2.32             -1.6
                 Interest Rates           -1                 4.61
                 Stock Indices            -0.23              0.61
                 Energies                 -0.98             -2.61
                 Metals                    0.06              6.6
                 Agriculturals             0.06             -1.16

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global interest rate, energy, and global stock index sectors. A portion of these losses was offset by gains recorded in the currency, agricultural, and metals sectors.

Losses were recorded within the global interest rate sector from short positions in Japanese, Australian, and European fixed-income futures as prices increased on higher demand amid concerns of a slowing global economy and news that Iran will continue its nuclear research program. Additionally, higher Japanese interest rate futures prices were supported by weak economic data and reduced speculation of another interest rate hike by the Bank of Japan in the near-future, while Australian fixed-income futures were buoyed by an economic report showing consumer confidence in Australia had its biggest monthly decline since 1989. Elsewhere in the global interest rate sector, German fixed-income futures prices rose after consumer prices in the Euro-Zone fell for the first time in five months and the "ZEW" report showed investor confidence in Germany fell to its lowest level since June 2001. Meanwhile, British fixed-income futures prices increased on weaker-than-expected industrial data.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the energy sector, losses were incurred from long futures positions in crude oil and its related products as prices reversed lower following remarks by U.S. Department of Energy Secretary Samuel Bodman suggesting there were adequate supplies to make up for the loss of output due to BP,s recent pipeline shutdown in Alaska. Prices were pressured further lower after reports of a terrorist plot to attack U.S.-bound flights from the United Kingdom increased speculation that demand for oil may weaken as consumers may cut back on airline travel plans over safety concerns. Prices continued to move lower towards the latter half of the month after news of an official cease-fire between Israel and Hezbollah militants in Lebanon and news that the Organization of Petroleum Exporting Countries reduced its 2006 oil demand growth forecast on expectations of a slowing global economy.

Smaller losses were experienced within the global stock index sector from short positions in U.S. equity index futures as prices increased after tamer-than-expected core consumer inflation data and speculation of a slowing U.S. economy lifted hopes that the U.S. Federal Reserve has stopped raising interest rates.

Gains were recorded in the currency sector from short positions in the Japanese yen against the U.S. dollar, British pound, and euro as the value of the Japanese yen moved lower against other foreign currencies after the Japanese Consumer Price Index for July came in lower-than-expected and was revised down for the previous months. As such, this weaker-than-expected inflation data diminished concerns of another interest rate hike by the Bank of Japan this year. Additional gains were experienced from long positions in the British pound versus the U.S. dollar and Japanese yen as the British pound strengthened after the Bank of England unexpectedly lifted its key interest rate to 4.75%. The value of the British pound was also pressured higher after data from the United Kingdom,s Office for National Statistics showed real Gross Domestic Product increased 2.6% in the second quarter, the highest increase in two years.

Smaller gains were experienced in the agricultural and metals sectors. Within the agricultural complex, gains were recorded from short positions in soybean and soybean meal futures as prices ended the month lower on decreasing demand and slow export sales, as well as above-average crop ratings. Additional gains were recorded from short positions in sugar futures as prices fell under pressure from low physical demand and high inventories. Within the metals sector, long positions in nickel futures experienced gains as prices hit record highs during the month on strong demand from China and inadequate inventories. Additionally, prices moved higher on news of a labor strike at a Canadian nickel mine.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED        YTD ENDED
                                     AUGUST 31, 2006   AUGUST 31, 2006
                                     ---------------   ---------------
                 Currencies                0.38             -1.64
                 Interest Rates           -0.21              2.99
                 Stock Indices             0.64              1.53
                 Energies                 -0.27             -1.37
                 Metals                    0.23             20.32
                 Agriculturals            -2.21             -1.67

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the agricultural, energy, and global interest rate sectors. These losses were partially offset by gains achieved in the global stock index, currency, and metals sectors.

In the agricultural complex, losses were incurred from long positions in sugar futures as prices fell under pressure from low physical demand and high inventories. Additional losses were recorded from long positions in cocoa futures as prices reversed lower after the International Cocoa Organization increased its world cocoa production estimates for the year amid encouraging signs of a bumper harvest in the Ivory Coast, the world,s largest producer. Elsewhere in the agricultural complex, long futures positions in soybeans and soybean meal recorded losses as prices ended the month lower on decreasing demand and slow export sales, as well as above-average crop ratings.

Additional losses were recorded in the energy sector from long futures positions in crude oil and its related products as prices reversed lower following remarks by U.S. Department of Energy Secretary Samuel Bodman suggesting there were adequate supplies to make up for the loss of output due to BP's recent pipeline shutdown in Alaska. Prices were pressured further lower after reports of a terrorist plot to attack U.S.-bound flights from the United Kingdom increased speculation that demand for oil may weaken as consumers may cut back on airline travel plans over safety concerns. Prices continued to move lower towards the latter half of the month after news of an official cease-fire between Israel and Hezbollah militants in Lebanon and news that the Organization of Petroleum Exporting Countries reduced its 2006 oil demand growth forecast on expectations of a slowing global economy.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the global interest rate sector, losses were recorded from short positions in Japanese and German interest rate futures as prices reversed higher on increased demand amid concerns of a slowing global economy and news that Iran will continue its nuclear research program. Additionally, Japanese fixed-income futures prices also climbed higher on weak economic data and reduced speculation of another interest rate hike by the Bank of Japan in the near-future, while German fixed-income futures prices rose after consumer prices in the Euro-Zone fell for the first time in five months and the "ZEW" report showed investor confidence in Germany fell to its lowest level since June 2001.

Gains were experienced in the global stock index sector from long positions in Japanese, Hong Kong, U.S., and German equity index futures as prices moved higher after tamer-than-expected inflation data lifted hopes that the U.S. Federal Reserve has stopped raising interest rates. Additionally, Japanese and Hong Kong equity index futures prices rose on higher-than-expected private-sector machinery orders from the region, while prices for German equity index futures moved higher after government reports showed the Euro-Zone economy in the second quarter expanded at its fastest pace in five years and Germany's Consumer Price Index increased in line with expectations.

Within the currency sector, gains were experienced from short positions in the Japanese yen against the U.S. dollar and euro as the value of the Japanese yen moved lower against other foreign currencies after the Japanese Consumer Price Index for July came in lower-than-expected and was revised down for the previous months. As such, this weaker-than-expected inflation data diminished concerns of another interest rate hike by the Bank of Japan this year. Elsewhere in the currency sector, gains were also recorded from long positions in the Canadian dollar against the U.S. dollar as the Canadian dollar strengthened on continued optimism about the future of the Canadian economy. Meanwhile, long positions in the New Zealand dollar against the U.S. dollar experienced gains as the New Zealand dollar moved higher amid strong housing data and accelerating inflation, thereby boosting speculation that the Reserve Bank of New Zealand will maintain that country's high interest rate policy at its next meeting.

Smaller gains were recorded in the metals sector from long positions in zinc futures as prices increased on continued strong demand from expanding global economies and tight supplies.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED        YTD ENDED
                                     AUGUST 31, 2006   AUGUST 31, 2006
                                     ---------------   ---------------
                 Currencies                1.99             -4.89
                 Interest Rates            0.2               2.94
                 Stock Indices            -0.03              3.33
                 Energies                 -1.52             -1.34
                 Metals                    0.06              8.59
                 Agriculturals            -1.16             -2.04

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the energy, agricultural, and global stock index sectors. These losses were partially offset by gains recorded in the currency, global interest rate, and metals sectors.

Within the energy sector, losses were incurred from long futures positions in crude oil and its related products as prices reversed lower following remarks by U.S. Department of Energy Secretary Samuel Bodman suggesting there were adequate supplies to make up for the loss of output due to BP's recent pipeline shutdown in Alaska. Prices were pressured further lower after reports of a terrorist plot to attack U.S.-bound flights from the United Kingdom increased speculation that demand for oil may weaken as consumers may cut back on airline travel plans over safety concerns. Prices continued to move lower towards the latter half of the month after news of an official cease-fire between Israel and Hezbollah militants in Lebanon and news that the Organization of Petroleum Exporting Countries reduced its 2006 oil demand growth forecast on expectations of a slowing global economy.

Additional losses were recorded within the agricultural and global stock index sectors. In the agricultural complex, losses were experienced from short positions in live cattle and lean hogs futures as prices moved higher on strong demand after data from the U.S. Department of Agriculture showed domestic beef exports at their highest level since December 2003. Higher prices were also supported by supply concerns as hot weather in the U.S. continued to take a toll on the livestock population. Additional losses were incurred from long positions in wheat futures as prices fell on expectations of lower demand from the U.S. Department of Agriculture. Elsewhere in the agriculture complex, long positions in cocoa futures

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

experienced losses as prices reversed lower after the International Cocoa Organization increased its world cocoa production estimates for the year amid encouraging signs of a bumper harvest in the Ivory Coast, the world's largest cocoa producer. Within the global stock index sector, short positions in Nasdaq 100 Index futures incurred losses as prices increased after tamer-than-expected core consumer inflation data and speculation of a slowing U.S. economy lifted hopes that the U.S. Federal Reserve has stopped raising interest rates.

Gains were recorded in the currency sector from long positions in the British pound versus the U.S dollar and euro as the British pound strengthened after the Bank of England unexpectedly lifted its key interest rate to 4.75%. The value of the British pound was also pressured higher after data from the United Kingdom's Office for National Statistics showed real Gross Domestic Product increased 2.6% in the second quarter, the highest increase in two years. Elsewhere in the currency sector, short positions in the Japanese yen against the U.S. dollar, euro, British pound, and Swiss franc experienced gains as the value of the Japanese yen moved lower against other foreign currencies after the Japanese Consumer Price Index for July came in lower-than-expected and was revised down for the previous months. As such, this weaker-than-expected inflation data diminished concerns of another interest rate hike by the Bank of Japan this year. Meanwhile, gains were also recorded from long positions in the Canadian dollar against the U.S. dollar as the Canadian dollar strengthened on continued optimism about the future of the Canadian economy, while short positions in the South African rand against the U.S. dollar experienced gains as the value of the South African rand weakened following data showing the country's July trade deficit widened more-than-expected.

Smaller gains were recorded in the global interest rate sector from long positions in Japanese and German fixed-income futures as prices trended higher on greater demand amid concerns of a slowing global economy and news that Iran will continue its nuclear research program. Additionally, Japanese fixed-income futures prices climbed higher on weak economic data and reduced speculation of another interest rate hike by the Bank of Japan in the near-future, while German fixed-income futures prices also rose after consumer prices in the Euro-Zone fell for the first time in five months and the "ZEW" report showed investor confidence in Germany fell to its lowest level since June 2001. Within the metals sector, long positions in nickel futures experienced gains as prices hit record highs during the month on strong demand from China and inadequate inventories. Additionally, prices moved higher on news of a labor strike at a Canadian nickel mine.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2006 (UNAUDITED)


                                     MORGAN STANLEY                       MORGAN STANLEY
                                    SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                               ---------------------------          ---------------------------
                                            PERCENTAGE OF                        PERCENTAGE OF
                                           AUGUST 1, 2006                       AUGUST 1, 2006
                                              BEGINNING                            BEGINNING
                                  AMOUNT   NET ASSET VALUE            AMOUNT    NET ASSET VALUE
                               ----------- ---------------          ----------  ----------------
                                     $             %                       $            %

INVESTMENT INCOME
   Interest income (Note 2)        590,858           .36                183,700          .44
                               -----------      --------             ----------       ------

EXPENSES
   Brokerage fees (Note 2)         624,489           .38                159,548          .38
   Management fees (Note 3)        271,516           .16                 43,356          .11
                               -----------      --------             ----------       ------
     Total Expenses                896,005           .54                202,904          .49
                               -----------      --------             ----------       ------
NET INVESTMENT LOSS               (305,147)         (.18)               (19,204)        (.05)
                               -----------      --------             ----------       ------

TRADING RESULTS
Trading profit (loss):
   Realized                             --            --                (62,570)        (.15)
   Net change in unrealized     10,841,235          6.65              1,172,455         2.82
                               -----------      --------             ----------       ------
   Total Trading Results        10,841,235          6.65              1,109,885         2.67
                               -----------      --------             ----------       ------
NET INCOME                      10,536,088          6.47              1,090,681         2.62
                               ===========      ========             ==========       ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2006 (UNAUDITED)


                                   MORGAN STANLEY                           MORGAN STANLEY
                                  SPECTRUM CURRENCY                     SPECTRUM GLOBAL BALANCED
                         --------------------------------------    ----------------------------------
                                                          PER                                   PER
                             UNITS          AMOUNT        UNIT         UNITS        AMOUNT      UNIT
                         --------------   -----------     -----    -------------  ----------    -----
                                               $            $                          $          $
Net Asset Value,
   August 1, 2006        15,949,480.462   162,910,252     10.21    2,764,691.107  41,621,228    15.05
Net Income                           --    10,536,088       .66           --       1,090,681      .40
Redemptions                (418,600.398)   (4,550,186)    10.87      (38,141.178)   (589,281)   15.45
Subscriptions               138,799.583     1,508,751     10.87       31,384.833     484,896    15.45
                         --------------   -----------     -----    -------------  ----------    -----
Net Asset Value,
   August 31, 2006       15,669,679.647   170,404,905     10.87    2,757,934.762  42,607,524    15.45
                         ==============   ===========              =============  ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2006 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY                 MORGAN STANLEY
                                      SPECTRUM SELECT                   SPECTRUM STRATEGIC             SPECTRUM TECHNICAL
                             --------------------------------   --------------------------------- ------------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                             AUGUST 1, 2006                     AUGUST 1, 2006                 AUGUST 1, 2006
                                               BEGINNING                          BEGINNING                      BEGINNING
                                 AMOUNT      NET ASSET VALUE        AMOUNT      NET ASSET VALUE    AMOUNT      NET ASSET VALUE
                              ------------  -----------------    ------------  ----------------- -----------   ----------------
                                     $               %                  $              %             $                %

INVESTMENT INCOME
   Interest income (Note 2)      1,895,199          .35               641,379         .33          2,598,687          .35
                              ------------        -----          ------------       -----       ------------        -----

EXPENSES
   Brokerage fees (Note 2)       2,694,393          .50               962,739         .50          3,711,739          .50
   Management fees (Note 3)      1,282,627          .24               449,939         .23          1,630,139          .22
                              ------------        -----          ------------       -----       ------------        -----
     Total Expenses              3,977,020          .74             1,412,678         .73          5,341,878          .72
                              ------------        -----          ------------       -----       ------------        -----
NET INVESTMENT LOSS             (2,081,821)        (.39)             (771,299)       (.40)        (2,743,191)        (.37)
                              ------------        -----          ------------       -----       ------------        -----

TRADING RESULTS
Trading profit (loss):
   Realized                    (21,652,300)       (4.02)           (3,713,810)      (1.93)       (22,649,030)       (3.05)
   Net change in unrealized     23,213,939         4.31             1,364,080         .71         19,658,341         2.65
                              ------------        -----          ------------       -----       ------------        -----
     Total Trading Results       1,561,639          .29            (2,349,730)      (1.22)        (2,990,689)        (.40)
                              ------------        -----          ------------       -----       ------------        -----
NET LOSS                          (520,182)        (.10)           (3,121,029)      (1.62)        (5,733,880)        (.77)
                              ============        =====          ============       =====       ============        =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2006 (UNAUDITED)



                              MORGAN STANLEY                       MORGAN STANLEY                         MORGAN STANLEY
                              SPECTRUM SELECT                     SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                  ------------------------------------   -----------------------------------   -----------------------------------
                                                 PER                                   PER                                    PER
                      UNITS           AMOUNT     UNIT         UNITS         AMOUNT     UNIT         UNITS         AMOUNT      UNIT
                     -------          ------     ----        -------        ------     -----       -------        ------      ----
                                       $           $             $            $                                      $           $
Net Asset Value,
 August 1, 2006   19,007,710.162   538,878,672   28.35   11,938,573.181  192,547,860   16.13   32,257,007.944   742,347,809   23.01
Net Loss                      --      (520,182)   (.03)              --   (3,121,029)   (.26)              --    (5,733,880)   (.17)
Redemptions         (227,378.019)   (6,439,345)  28.32     (150,517.385)  (2,388,711)  15.87     (363,628.676)   (8,305,279)  22.84
Subscriptions        299,310.440     8,476,472   28.32      379,635.522    6,024,815   15.87      591,002.369    13,498,494   22.84
                  --------------   -----------   -----   --------------  -----------   -----   --------------   -----------   -----
Net Asset Value,
 August 31, 2006  19,079,642.583   540,395,617   28.32   12,167,691.318  193,062,935   15.87   32,484,381.637   741,807,144   22.84
                  ==============   ===========           ==============  ===========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization.Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan
Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

      Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

      The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

      Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

      Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
--------------------------------------------------------------------------------

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

      The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

      The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

      Effective November 1, 2006, the monthly management fee payable to EMC and Rabar will be reduced to 5/24 of 1% (a 2.5% annual rate).

      The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

      The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

      Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

      Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

the Net Assets allocated to Graham as of the end of each calendar month.

      Effective November 1, 2006, the monthly incentive fee payable to EMC and Rabar will be increased to 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month.

      Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

      Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

      Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

      For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.



MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

       Demeter Management Corporation
       330 Madison Avenue, 8th Floor
       New York, NY 10017




[MORGAN STANLEY LOGO]

ADDRESS SERVICE REQUESTED





(RECYCLE SYMBOL) printed on recycled paper
                 DWS 38221-09